Exhibit 99.1

Focus Enhancements Announces Financing

- Company Raises $6.3 Million -

Campbell, Calif. – February 21, 2007 - Focus Enhancements, Inc. (NASDAQ: FCSE), a worldwide leader in video production, PC-to-TV conversion and Ultra Wideband (UWB) wireless, announced a $6.3 million offering of its registered common stock at a price of $1.26 per share pursuant to its shelf registration in which it will issue 5 million shares of common stock and warrants to purchase an additional 500,000 shares of common stock under definitive signed securities agreements. The five year warrants have an exercise price of $2.00 per share and are immediately exercisable. The transaction is expected to close on or about February 21, 2007. The company intends to use the net proceeds from this financing transaction for working capital and general corporate purposes.

Brett Moyer, CEO of Focus Enhancements, said, “This financing will allow us to continue the commercialization of our Ultra Wideband  wireless technology including first customer shipments of  UWB chipsets currently expected to begin in the third quarter of 2007, while providing the working capital we need to grow our business in 2007.”

On February 20, 2007, the company announced it expected cash and cash equivalents plus available credit facilities to be approximately $6.5 million at December 31, 2006.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.  This press release shall not be of constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Focus Enhancements, Inc.

Focus Enhancements Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB, and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company’s Systems Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s SEC filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include the risk factors specified in the company’s Form 10-K for the year ended December 31, 2005, Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006, as well as other filings with the SEC. These statements are based on information as of February 21, 2007 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements Investors:

Kirsten Chapman / Mary Magnani

Lippert/Heilshorn & Assoc.

(415) 433-3777

mmagnani@lhai.com